Exhibit 8.2

[LETTERHEAD OF OSLER, HOSKIN & HARCOURT LLP]

June 13, 2014	Direct Dial: (212) 991-2538 Our Matter Number: 1156503

Tim Hortons Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

CANADA

Ladies and Gentlemen:

Registration Statement on Form S-3

We have acted as United States tax counsel to Tim Hortons Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company today with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, with respect to common shares of the Company and the associated share purchase rights under the Company’s Shareholder Rights Plan Agreement dated August 6, 2009 between the Company and Computershare Trust Company of Canada, as Rights Agent that may be delivered pursuant to the Tim Hortons Inc. 2011 Direct Share Purchase and Dividend Reinvestment Plan, as amended (the “Plan”).

For the purposes of this opinion, we have reviewed the Plan and have examined such statutes, corporate and other records, agreements, documents or other instruments and have made such other investigations as we have considered necessary to enable us to express the opinions set forth in this opinion letter.

It is our opinion that the statements contained in the prospectus forming a part of the Registration Statement under the caption “United States Federal Income Tax Considerations” constitute a fair and accurate summary in all material respects of the United States federal income tax considerations described therein, subject to the assumptions, limitations, qualifications and exceptions referred to therein.

Our opinion is limited to the federal income tax laws of the United States and does not purport to discuss any other laws. Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under

Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

KC: